FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS EPS OF $0.37 FOR Q2 2005;
SEQUENTIAL QUARTERLY EPS UP 19%;
INCREASES FULL-YEAR 2005 EPS GUIDANCE

AMSTERDAM (28 July, 2005) - Core Laboratories reported that its second quarter 2005 earnings per diluted share (EPS), net income and revenue were the highest quarterly totals ever reported by the Company. All three of Core's operating segments posted record levels of second quarter revenue benefiting from new technologies and service offerings related to non-conventional natural gas reservoirs in North America and strategic crude-oil related projects internationally. The Reservoir Description and Production Enhancement segments posted all-time second quarter highs for operating profit, while Reservoir Management segment revenue significantly increased from last year's second quarter totals.

The quarterly EPS from continuing operations was $0.37, an increase of 54% from the year-earlier total, while year-over-year quarterly revenue increased 16% to $118,381,000. Sequentially, second quarter EPS increased 19% over first quarter 2005 totals as quarterly net income reached $10,249,000. Second quarter 2005 operating profit reached a record $16,165,000 yielding margins of 14%, the highest second quarter margins in Company history. Year-over-year quarterly incremental margins for operations were 28% if the performance-based stock compensation expense incurred in last year's second quarter is excluded. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the quarter was approximately $12,600,000 while the Company continued its Share Repurchase Program and reduced debt levels. The Company increased full-year 2005 EPS guidance to the $1.40 to $1.45 range, up from earlier full-year guidance of $1.35 to $1.40, which was up from Core's initial guidance of $1.25 to $1.30.

Core Laboratories revenue for the first six months of 2005 increased 16% to $234,336,000 from the year-earlier total, while operating profit from continuing operations climbed 45% to over $30,193,000. Operating margins for the first half of 2005 increased to 13%, up approximately 250 basis points from year-earlier margins. Year-over-year incremental operating margins for the first six months exceeded 29% if the performance-based stock compensation expense incurred is excluded. Free cash flow for the first six months of 2005 was $21,031,000.

Reservoir Description

Reservoir Description operations posted record levels for second quarter revenue and operating profit. Quarterly revenue increased 11% over year-earlier totals to $71,686,000 while operating profit levels increased 23% to $8,660,000. Sequential quarterly incremental profit margins reached 52%. Core benefited from an increasing number of studies to characterize tight gas-sand and potential shale reservoirs. The Company's new proprietary QRPSM QuickRock Properties technology is being used by engineers to better quantify economic accumulations of natural gas in reservoirs with permeabilities in the micro- to nano-darcy range (one-millionth to one-billionth of the standard measure of transmissibility). These formations include the Cadomin, Mesa Verde and Lance tight gas-sand formations and the Barnett and Fayetteville shale formations. Client interest in unconventional natural gas reservoirs has increased significantly because about 17 billion cubic feet per day (bcfpd), or about one-third of the gas produced in the United States comes from tight gas-sands and gas shales. This compares to total natural gas production in Canada of about 17 bcfpd.

The Company continued work on several reservoir delineation studies from fields offshore West Africa. Projects to characterize the quality of the reservoir rock were coupled with reservoir fluid phase-behavior studies. The reservoir rock and fluid data sets will be utilized by engineers to optimize daily hydrocarbon production and maximize the ultimate recovery of oil and natural gas from several shallow and deepwater offshore fields.

Production Enhancement

New services and technology used to optimize non-conventional natural gas reservoir performance also boosted Production Enhancement operations to record levels of second quarter revenue and operating profit. Revenue increased 23% from year-ago totals to $40,791,000 while operating profit almost doubled to $6,781,000. Year-over-year quarterly incremental operating margins exceeded 40%.

Operators optimized well completions in the Barnett shale using Core's HEROTM High Efficiency Reservoir Optimization perforating charges and gun systems. These proprietary charges utilize powdered metal technology that creates superior perforation tunnels into the producing formation. Clean perforation tunnels allow unrestricted flow of natural gas in the near-wellbore environment, maximizing reservoir performance.

Core's new SpectraFloodTM service was used with the HEROTM technology to optimize the stimulation of Barnett shale wells. Operators used SpectraFloodTM tracers to ensure that stimulation events did not intersect wells that had been previously stimulated by hydraulic fracturing. Prevention of overlapping of formulation stimulation helps to optimize well productivity and to maximize ultimate natural gas recovery from shale reservoirs.

Reservoir Management

Reservoir Management operations' quarterly revenue increased 27% to $5,904,000 from year-ago totals, while operating profit exceeded $900,000. Operating margins were 15%. During the quarter, the Reservoir Management segment initiated a multiclient study entitled Reservoir Characteristics and Production Properties of Gas Shales. Participating operating companies will provide multiple core samples from organic-rich shale formations that are currently, or have the potential, to produce economical quantities of natural gas. The core samples will be analyzed by a wide range of petrophysical techniques, including many that are proprietary to Core Laboratories. The engineering, geological and petrophysical data base will be used by the participating operating companies to optimize gas shale production and evaluate future drilling prospects.

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the second quarter of 2005 by buying approximately 181,000 shares of its common stock in open-market purchases. The Company used its free cash generation to purchase the shares during the quarter. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 8,500,000 shares at an approximate average price of $15.56. Currently, Core has approximately 26,069,000 shares outstanding and 27,855,000 diluted weighted average shares outstanding. Core has invested over $132,000,000 in its Share Repurchase Program and has bought back more than 23% of its diluted weighted average shares outstanding. As of 30 June 2005, the Company has authorization to repurchase an additional 2,422,210 shares through October 2006.

The Company generated over $12,600,000 in free cash flow during the second quarter of 2005 and over $21,000,000 for the first six months of the year. For the full year, Core now expects to generate over $42,000,000 in free cash, or approximately $1.50 per diluted share. Currently, this would equal a free cash yield of greater than 5% per share, one of the highest in the oilfield services universe.

During the quarter, Core also used the free cash to reduce its debt levels by approximately $10,000,000. "The Company will continue to use our considerable free cash to enhance shareholder value through debt repayment, our Share Repurchase Program, internal investments and acquisitions of complementary technologies or businesses", said Executive Vice President Richard Bergmark. "With Core's management and Board of Supervisory Directors now beneficially owning more than 9% of the Company, we are clearly aligned with our investors to continue to add shareholder value."

Third Quarter and Full-Year 2005 Targets

For the third quarter of 2005, Core expects revenue to be approximately $125,000,000, an increase of 15% over third quarter 2004 totals. Third quarter earnings per diluted share are expected to range from $0.39 to $0.41, up 34% or more when compared with the $0.29 per diluted share earned from continuing operations in the third quarter of 2004. Core now expects to earn $1.40 to $1.45 per diluted share for all of 2005, up from earlier full-year 2005 guidance of $1.35 to $1.40 per diluted share and up from initial guidance of $1.25 to $1.30 per share. Third quarter and full-year 2005 earnings guidance excludes all Performance-Based Stock Compensation expense.

We use the non-GAAP measure of free cash flow to evaluate our cash flows and results of operations. Free cash flow is an important measurement as it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 28 July 2005. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2004 Form 10-K filed 15 March, 2005, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)
	Three Months Ended		Six Months Ended
	30 June, 2005	30 June, 2004	30 June, 2005	30 June, 2004

REVENUES	$ 118,381	$ 102,231	$ 234,336	$ 202,548

OPERATING EXPENSES:
Costs of services and sales	90,523	79,477	180,584	159,409
General and administrative expenses	7,647	6,343	14,999	12,550
Depreciation and amortization	4,580	4,278	8,294	8,804
Performance-based stock compensation	-	2,875	308	2,875
Other (income) expense, net	(534)	552	(42)	746

INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST EXPENSE AND	16,165	8,706	30,193	18,164
INCOME TAX EXPENSE
INTEREST EXPENSE	2,075	2,003	4,111	4,040

INCOME BEFORE INCOME TAX EXPENSE	14,090	6,703	26,082	14,124
INCOME TAX EXPENSE	3,841	1,877	7,110	3,877
INCOME FROM CONTINUING OPERATIONS	10,249	4,826	18,972	10,247

LOSS FROM DISCONTINUED OPERATIONS	-	(2,354)	-	(14,312)
NET INCOME (LOSS)	$ 10,249	$ 2,472	$ 18,972	$ (4,065)

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations Before Performance-Based Stock Compensation Charge	$ 0.37	$ 0.24	$ 0.69	$ 0.42
Performance-Based Stock Compensation Charge	-	(0.07)	(0.01)	(0.07)
Income from Continuing Operations	0.37	0.17	0.68	0.35
Loss from Discontinued Operations	-	(0.08)	-	(0.49)
Net Income (Loss)	$ 0.37	$ 0.09	$ 0.68	$ (0.14)

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	27,796	28,935	27,893	29,020

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 71,686	$ 64,548	$ 139,118	$ 125,033
Production Enhancement	40,791	33,036	83,198	67,437
Reservoir Management	5,904	4,647	12,020	10,078
Total	$ 118,381	$ 102,231	$ 234,336	$ 202,548

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 8,660	$ 7,022	$ 15,111	$ 11,282
Production Enhancement	6,781	3,609	13,287	8,579
Reservoir Management	904	763	1,811	1,099
Corporate and other	(180)	(2,688)	(16)	(2,796)
Total	$ 16,165	$ 8,706	$ 30,193	$ 18,164

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	30 June, 2005	31 December, 2004

Cash and Cash Equivalents	$ 18,932	$ 16,030
Accounts Receivable, net	96,733	95,449
Inventory	29,993	29,426
Other Current Assets	10,637	10,739
Total Current Assets	156,295	151,644

Property, Plant and Equipment, net	79,709	79,622
Intangibles, Goodwill and Other Long Term Assets, net	157,383	157,531
	$ 393,387	$ 388,797

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 27,848	$ 28,632
Other Current Liabilities	35,752	38,482
Liabilities of Assets Held for Sale	-	297
	63,600	67,411

Long-Term Debt and Lease Obligations	102,109	110,224
Other Long-Term Liabilities	22,663	20,866
Shareholders' Equity	205,015	190,296
	$ 393,387	$ 388,797

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June, 2005

CASH FLOWS FROM OPERATING ACTIVITIES	$ 29,631

CASH FLOWS FROM INVESTING ACTIVITIES	$ (6,823)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (19,906)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,902
CASH AND CASH EQUIVALENTS, beginning of period	16,030
CASH AND CASH EQUIVALENTS, end of period	$ 18,932

# # #